Exhibit 23.6

March 26, 2024

Zhong Yuan Bio-technology Holdings Limited

Suite 901, 9/F., Tesbury Centre

28 Queen’s Road East

Wanchai, Hong Kong.

Re: Consent of Shanghai Skytoland Law Firm

In connection with our issuance of our legal opinion dated March 26, 2024, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement under the headings “Enforceability of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement and any amendments thereto. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.